UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Tejon Ranch Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tejon Urges Shareholders to Vote “FOR” ONLY the Company’s 10 Highly Qualified Director Nominees on the WHITE Proxy Card Ahead of Tomorrow’s Annual Meeting

TEJON RANCH, Calif., May 12, 2025 – Tejon Ranch Co. (NYSE: TRC), (“Tejon” or the “Company”), a diversified real estate development and agribusiness company, today reminded all Tejon shareholders to vote “FOR” ONLY Tejon’s 10 highly qualified director nominees on the Company’s WHITE Proxy Card in connection with its Annual Meeting of Shareholders scheduled for May 13, 2025. Additional information, including details on how to vote, can be found at www.VoteForTejon.com.

Tejon issued the following statement:

Ahead of tomorrow’s Annual Meeting, you have the opportunity to make a critical decision that impacts our company. Our Board of Directors and executive team have worked to position Tejon for long-term growth and establish a clear path toward strategic value creation. With decades of progress at stake, now is the time to take action to protect your investment. Your vote is important, no matter how many shares you own.

Bulldog Investors (“Bulldog”) is attempting to install three unqualified individuals whose experience waging proxy fights at closed-end funds is entirely unrelated to navigating the complicated real estate development process in California. Bulldog has shown an astonishing lack of effort in articulating any credible plan, demonstrating that it will not bring the diligence and thoughtfulness required to support Tejon’s continued growth. Bulldog’s self-serving campaign threatens to derail our work developing true master-planned communities for the benefit of all Tejon stakeholders and the State of California.

By contrast, Tejon’s directors bring expertise that is crucial to our business, particularly regarding California’s commercial and residential real estate industry. Our directors have proven that they can successfully execute Tejon’s strategy and are committed to acting in the best interests of our shareholders. Our Board’s leadership and dedication are exactly what Tejon needs to thrive going forward as we enter this critical phase of growth.

Independent third parties, including all three leading proxy advisory firms – ISS, Glass Lewis and Egan-Jones – also recognize the deficiencies in Bulldog’s campaign. They all have endorsed Tejon’s 10 director nominees, emphasizing that our Board is best positioned to drive our company forward. Tejon’s nominees have earned the trust and support of state and local leaders because they bring the experience to help shape the region’s future.

Time is running out! We urge you to vote TODAY “FOR” ONLY Tejon’s 10 director nominees – Steven A. Betts, Gregory S. Bielli, Denise Gammon, Anthony L. Leggio, Jeffrey J. McCall, Norman J. Metcalfe, Eric H. Speron, Daniel R. Tisch, Michael H. Winer and Kenneth G. Yee – on the Company’s WHITE proxy card. Do not let Bulldog’s short-term agenda disrupt the long-term value we are delivering. The future of Tejon and your investment depends on your vote.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN.

YOU MAY VOTE BY THE INTERNET OR MAIL BY FOLLOWING THE INSTRUCTIONS ON THE WHITE PROXY CARD. WE URGE YOU TO VOTE TODAY!

If you have any questions or require any assistance with voting your shares, please contact:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers: (212) 390-0450

All Others: (866) 796-7184

Email: TRC@dfking.com

Vestra Advisors is serving as financial advisor to Tejon and Gibson, Dunn & Crutcher LLP is serving as the Company’s legal advisor.

About Tejon Ranch Co. (NYSE: TRC)

Tejon Ranch Co. is a diversified real estate development and agribusiness Company whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. For more information on the Company, please go to www.tejonranch.com.

Forward Looking Statements

This communication contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. In particular, statements regarding Tejon’s plans, strategies, prospects and expectations regarding its business and industry are forward-looking statements. They reflect Tejon’s expectations, are not guarantees of performance and speak only as of the date hereof. Except as required by law, Tejon does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. Tejon’s business results are subject to a variety of risks, including business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect Tejon’s business results, refer to Tejon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and subsequent filings with the U.S. Securities and Exchange Commission.

Additional Information and Where to Find It

Tejon has filed a definitive proxy statement on Schedule 14A and WHITE proxy card with the SEC in connection with its solicitation of proxies for its 2025 Annual Meeting of Shareholders. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY TEJON AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of these documents and other documents Tejon files with the SEC free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed by Tejon are also available free of charge by accessing Tejon’s website at www.tejonranch.com.

Participants

Tejon, its directors, certain of its executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Tejon. The identity of individual participants and information about their direct and indirect interests in the solicitation is available in Tejon’s definitive proxy statement filed with the SEC on April 3, 2025 under “Supplemental Information Regarding Participants in the Solicitation” in Appendix A, which is available free of charge at the SEC’s website at www.sec.gov.

Contacts:

Investors

Nicholas Ortiz

Tejon Ranch Co., Senior Vice President, Corporate Communications & Public Affairs

(661) 663-4212

nortiz@tejonranch.com

Media

Eric Brielmann / Jed Repko

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449